Exhibit 99.1

MARTEN TRANSPORT ANNOUNCES CEO RETIREMENT

AND LEADERSHIP TRANSITION

MONDOVI, Wis., August 19, 2025 (GLOBE NEWSWIRE) -- Marten Transport, Ltd. (Nasdaq/GS:MRTN) announced today that Timothy Kohl, the Company’s Chief Executive Officer, has decided to retire from his role as Chief Executive Officer effective September 30, 2025. Randolph Marten, the Company’s Executive Chairman of the Board of Directors and previous Chief Executive Officer, has been named Chairman of the Board of Directors and Chief Executive Officer, effective October 1, 2025.

“We are very thankful to Tim for his tenure as CEO and previously as President with the Company since joining us in 2007. He championed the Company’s transformation to a multifaceted business that led to a period of unprecedented growth, often during complex and challenging environments,” said Mr. Marten. “It has been a privilege to work with Tim, and we wish him the best in his retirement.”

Mr. Marten has been a full-time employee of the Company since 1974. Mr. Marten has been a Director since October 1980 and Executive Chairman of the Board since May 2021. Mr. Marten also served as Chairman of the Board from August 1993 to May 2021, Chief Executive Officer from January 2005 to May 2021, President from June 1986 to June 2008, Chief Operating Officer from June 1986 to August 1998 and as a Vice President from October 1980 to June 1986.

Marten Transport, with headquarters in Mondovi, Wis., is a multifaceted business offering a network of time and temperature-sensitive and dry truck-based transportation and distribution capabilities across the Company’s six distinct business platforms – Temperature-Sensitive and Dry Truckload, Dedicated, Intermodal, Brokerage and MRTN de Mexico. Marten is one of the leading temperature-sensitive truckload carriers in the United States, specializing in transporting and distributing food, beverages and other consumer packaged goods that require a temperature-controlled or insulated environment. The Company offers service in the United States, Mexico and Canada, concentrating on expedited movements for high-volume customers. Marten’s common stock is traded on the Nasdaq Global Select Market under the symbol MRTN.

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including Marten’s current expectations concerning its leadership. These statements by their nature involve substantial risks and uncertainties, and actual results may differ materially from those expressed in such forward-looking statements. Important factors known to Marten that could cause actual results to differ materially from those discussed in the forward-looking statements are discussed in Part I, Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2024. Marten undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACTS: Tim Kohl, Chief Executive Officer, Doug Petit, President, and Jim Hinnendael, Executive Vice President and Chief Financial Officer, of Marten Transport, Ltd., 715-926-4216.